Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Q1 FY19 Comp Sales Growth of 3% and Exceeds EPS Expectations; Updates Full-Year Guidance to Reflect Strong Q1 Results

  Net sales increased 12% to $8.7 billion, over last year’s 3% increase
  Consolidated comp store sales increased 3%
  GAAP diluted EPS of $1.13, compared with $.82 in the prior year
  Adjusted diluted EPS of $.96, which excludes a $.17 benefit due to items related to the 2017 Tax Cuts and Jobs Act (primarily the lower U.S. corporate income tax rate), compared with $.82 in the prior year
  Adjusted diluted EPS $.09 above the high-end of the Company’s plan primarily due to better than expected operating results of $.05, as well as incremental benefits from mark-to-market gains on inventory hedges of $.02 and share-based compensation of $.02, versus the Company’s original plan
  Increased low-end and maintained high-end of full-year Fiscal 2019 GAAP EPS guidance
  Raised high-end of full-year adjusted EPS guidance by $.02 to reflect strong first quarter results
  Returned $597 million to shareholders in the first quarter through share repurchases and dividends
  Increased the Company’s dividend by 25% in the first quarter

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 22, 2018--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended May 5, 2018. Net sales for the first quarter of Fiscal 2019 increased 12% to $8.7 billion. Consolidated comparable store sales increased 3% over the comparable period last year ending May 6, 2017. Net income for the first quarter was $716 million and diluted earnings per share were $1.13. Adjusted diluted earnings per share were $.96, a 17% increase over the prior year’s $.82.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “We are very pleased with our first quarter results as both our consolidated comp store sales growth of 3% and earnings per share exceeded our expectations. Marmaxx, our largest division, delivered a strong 4% comparable store sales increase as consumers were drawn to our great fashions and brands at outstanding values! Customer traffic was once again the primary driver of our comparable store sales increases at each of our four large divisions. Based on our strong first quarter performance, we are updating our outlook for full-year earnings per share. We believe that the consistency of our customer traffic increases demonstrates the strength and resiliency of our business and our ability to succeed through many types of economic and retail environments. Looking ahead, the second quarter is off to a strong start and we see plentiful opportunities to capitalize on the exciting fashions and brands available to us in the marketplace. We are convinced that we will continue to gain market share and grow successfully around the world.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the first quarter, were as follows:

	First Quarter		First Quarter
	Comparable Store Sales[1,2,3]		Net Sales ($ in millions)[3,4]
	FY2019	FY2018	FY2019	FY2018

Marmaxx[5,6]	+4%	0%	$5,381	$4,967
HomeGoods[7]	+2%	+3%	$1,269	$1,121
TJX Canada	+3%	+3%	$854	$739
TJX International (Europe & Australia)	+1%	0%	$1,185	$957

TJX	+3%	+1%	$8,689	$7,784

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra Trading Post, tjmaxx.com, and tkmaxx.com. 3Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra Trading Post. 7Net sales in FY2019 include Homesense stores in the U.S.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a three percentage point positive impact on consolidated net sales growth in the first quarter of Fiscal 2019 versus the prior year. The overall net impact of foreign currency exchange rates had a $.04 positive impact on first quarter Fiscal 2019 earnings per share, compared with a $.01 positive impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Margins

For the first quarter of Fiscal 2019, the Company’s consolidated pretax profit margin was 11.0%, a 0.3 percentage point increase compared with the prior year’s 10.7%.

Gross profit margin for the first quarter of Fiscal 2019 was 28.9%, down 0.1 percentage point versus the prior year. Selling, general and administrative (SG&A) costs as a percent of sales for the first quarter were 17.8%, down 0.3 percentage points versus the prior year’s ratio, primarily due to expense savings and a one-time gain related to a lease buyout.

Inventory

Total inventories as of May 5, 2018, were $4.4 billion, compared with $3.7 billion at the end of the first quarter last year. Consolidated inventories on a per-store basis as of May 5, 2018, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were up 7% on a reported basis (up 6% on a constant currency basis, compared to a decrease of 7% on a constant currency basis in the prior year). The Company is in an excellent inventory position entering the second quarter and has plenty of liquidity to take advantage of the terrific opportunities it sees in the marketplace for quality, branded merchandise.

Shareholder Distributions

During the first quarter, the Company returned a total of $597 million to shareholders. The Company repurchased a total of $400 million of TJX stock, retiring 4.9 million shares, and paid $197 million in shareholder dividends. The Company continues to expect to repurchase approximately $2.5 to $3.0 billion of TJX stock in Fiscal 2019. The Company may adjust this amount up or down depending on various factors. Additionally, the Company increased its dividend by 25% in the first quarter, marking the 22nd consecutive year of dividend increases. The Company remains committed to returning cash to its shareholders while continuing to reinvest in the business to support the near- and long-term growth of TJX.

Second Quarter and Full Year Fiscal 2019 Outlook

For the second quarter of Fiscal 2019, the Company expects diluted earnings per share to be in the range of $1.02 to $1.04. Excluding an expected benefit of approximately $.15 per share due to items related to the 2017 Tax Cuts and Jobs Act (primarily the lower U.S. corporate income tax rate), the Company expects adjusted earnings per share to be in the range of $.87 to $.89, compared to $.85 last year. This guidance assumes that restructuring costs within the Company’s IT department will negatively impact EPS growth by 3% to 4%. These costs were contemplated in TJX’s original full-year guidance provided in February 2018. The Company expects that wage increases will negatively impact EPS growth by another 2%. The Company also anticipates that foreign currency will benefit EPS growth by approximately 4%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

For the 52-week fiscal year ending February 2, 2019, the Company now expects diluted earnings per share to be in the range of $4.75 to $4.83, which represents an 18% to 20% increase over the prior year’s $4.04. The Company’s full-year guidance includes an expected benefit of approximately $.72 to $.73 per share due to items related to the 2017 Tax Cuts and Jobs Act (primarily the lower U.S. corporate income tax rate), which is approximately $.02 lower than previous guidance of $.73 to $.75 per share.

The Company is increasing the high-end of its Fiscal 2019 adjusted EPS guidance by $.02 to reflect its strong first quarter results. The Company now expects adjusted diluted earnings per share, which excludes the benefit from the 2017 Tax Cuts and Jobs Act mentioned above, to be in the range of $4.04 to $4.10. This guidance represents a 5% to 6% increase over the prior year’s adjusted $3.85, which excludes a $.17 net benefit due to items related to the 2017 Tax Cuts and Jobs Act, a benefit of approximately $.11 from the extra week in the Company’s Fiscal 2018 calendar, and a $.10 impairment charge related to Sierra Trading Post from GAAP EPS of $4.04. This guidance reflects an assumption that wage increases will negatively impact EPS growth by 2%. This EPS outlook continues to be based upon estimated consolidated comparable store sales growth of 1% to 2%.

It is important to note that Fiscal 2019 full-year adjusted guidance assumes that $.07 of the $.09 EPS benefit from the above-plan first quarter will be offset by a combination of factors. The Company now expects a $.03 negative impact to EPS due to significantly higher planned freight costs than the Company originally expected, partially offset by assumptions for stronger operational performance. In addition, the Company now anticipates a reversal of the $.02 above-plan first quarter gain on inventory hedges, and an assumption that the benefit from translational foreign exchange will be $.02 lower than originally planned for the full year.

The Company’s earnings guidance for the second quarter and full year Fiscal 2019 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the second quarter.

Stores by Concept

During the first quarter ended May 5, 2018, the Company increased its store count by 71 stores to a total of 4,141 stores. The Company increased square footage by 5% over the same period last year.

	Store Locations[1]		Gross Square Feet[2]
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,223	1,231	34.1	34.2
Marshalls	1,062	1,073	31.2	31.4
HomeGoods	667	690	15.8	16.3
Sierra Trading Post	27	32	0.6	0.7
Homesense	4	4	0.1	0.1
In Canada:
Winners	264	269	7.4	7.4
HomeSense	117	119	2.7	2.8
Marshalls	73	78	2.0	2.1
In Europe:
T.K. Maxx	540	549	15.8	16.0
Homesense	55	55	1.1	1.1
In Australia:
T.K. Maxx	38	41	0.8	0.9

TJX	4,070	4,141	111.7	113.1

1Store counts above include both banners within a combo or a superstore.
2Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of May 5, 2018, the end of the Company’s first quarter, the Company operated a total of 4,141 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,231 T.J. Maxx, 1,073 Marshalls, 690 HomeGoods, 32 Sierra Trading Post, and 4 Homesense stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 269 Winners, 119 HomeSense, and 78 Marshalls stores in Canada; 549 T.K. Maxx and 55 Homesense stores, as well as tkmaxx.com, in Europe; and 41 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at tjx.com.

Fiscal 2019 First Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s first quarter Fiscal 2019 results, operations, and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, May 29, 2018, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of tjx.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security; information systems and implementation of new technologies; economic conditions and consumer spending; adverse or unseasonable weather; serious disruptions or catastrophic events; corporate and retail banner reputation; quality, safety and other issues with our merchandise; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; expanding international operations; merchandise sourcing and transport; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; disproportionate impact of disruptions in the second half of the fiscal year; real estate activities; inventory or asset loss; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	13 Weeks Ended
	May 5, 2018	April 29, 2017

Net sales	$8,688,720	$7,784,024

Cost of sales, including buying and occupancy costs	6,178,239	5,530,072
Selling, general and administrative expenses	1,550,775	1,411,603
Interest expense, net	4,148	9,841

Income before provision for income taxes	955,558	832,508
Provision for income taxes	239,177	296,229

Net income	$716,381	$536,279

Diluted earnings per share	$1.13	$0.82

Cash dividends declared per share	$0.39	$0.3125

Weighted average common shares – diluted	634,436	654,799

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	May 5, 2018	April 29, 2017

ASSETS
Current assets:
Cash and cash equivalents	$2,681.1	$2,669.5
Short-term investments	435.9	457.1
Accounts receivable and other current assets	935.4	685.8
Merchandise inventories	4,369.9	3,736.1

Total current assets	8,422.3	7,548.5

Net property at cost	5,026.1	4,601.0

Goodwill	98.6	195.6
Other assets	460.1	418.4

TOTAL ASSETS	$14,007.1	$12,763.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,509.1	$2,174.7
Accrued expenses and other current liabilities	2,467.8	2,430.7

Total current liabilities	4,976.9	4,605.4

Other long-term liabilities	1,275.8	1,071.5
Non-current deferred income taxes, net	260.6	304.7
Long-term debt	2,231.4	2,228.4

Shareholders’ equity	5,262.4	4,553.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,007.1	$12,763.5

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	13 Weeks Ended
	May 5, 2018	April 29, 2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$716.4	$536.3
Depreciation and amortization	192.3	172.5
Deferred income tax provision	7.3	8.2
Share-based compensation	24.0	24.1
Decrease (increase) in accounts receivable and other assets	118.4	(38.9)
(Increase) in merchandise inventories	(225.2)	(88.6)
Increase (decrease) in accounts payable	44.0	(57.0)
(Decrease) in accrued expenses and other liabilities	(130.4)	(104.4)
Other	(21.9)	(3.8)

Net cash provided by operating activities	724.9	448.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(265.0)	(258.5)
Purchases of investments	(148.2)	(233.1)
Sales and maturities of investments	192.7	289.9
Net cash (used in) investing activities	(220.5)	(201.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(395.4)	(350.0)
Proceeds from issuance of common stock	84.6	52.0
Cash dividends paid	(197.3)	(168.6)
Other	(17.9)	(17.5)
Net cash (used in) financing activities	(526.0)	(484.1)

Effect of exchange rate changes on cash	(55.8)	(22.9)

Net (decrease) in cash and cash equivalents	(77.4)	(260.3)
Cash and cash equivalents at beginning of year	2,758.5	2,929.8

Cash and cash equivalents at end of period	$2,681.1	$2,669.5

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	13 Weeks Ended
	May 5, 2018	April 29, 2017
Net sales:
In the United States:
Marmaxx	$5,380,918	$4,967,135
HomeGoods	1,269,331	1,121,269
TJX Canada	853,836	738,771
TJX International	1,184,635	956,849
Total net sales	$8,688,720	$7,784,024

Segment profit:
In the United States:
Marmaxx	$750,456	$687,165
HomeGoods	147,360	152,092
TJX Canada	125,184	102,880
TJX International	40,826	6,860
Total segment profit	1,063,826	948,997

General corporate expense	104,120	106,648
Interest expense, net	4,148	9,841
Income before provision for income taxes	$955,558	$832,508

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1. During the first quarter ended May 5, 2018, TJX repurchased 4.9 million shares of its common stock at a cost of $400 million. In February 2018, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $3.0 billion of TJX common stock from time to time. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2. During the fourth quarter ended February 3, 2018, the Company recorded a $99.3 million impairment charge, primarily goodwill, related to Sierra Trading Post.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323